                                                                     EXHIBIT 1.2

                             SHAREHOLDER RIGHTS PLAN

                               AMENDING AGREEMENT

                                 EFFECTIVE AS OF
                                 MARCH 19, 1999

                                     BETWEEN

                                MERIDIAN GOLD INC

                                       AND

                      THE TRUST COMPANY OF BANK OF MONTREAL

                                 AS RIGHTS AGENT

         AMENDING AGREEMENT, made effective as of March 19, 1999 between Meridian Gold Inc. ("Meridian") a corporation incorporated under the laws of Canada and The Trust Company of Bank of Montreal, a trust company incorporated under the laws of Canada (the "Rights Agent");


RECITALS:

(A) Meridian and the Rights Agent entered into a shareholder rights plan agreement (the "Agreement") dated as of March 19, 1999;

(B) The definition of Expiration Date was omitted from the Agreement in error; and

(C) Section 5.4(a) of the Agreement states that Meridian may make amendments to the Agreement to correct any clerical or typographical error.

NOW THEREFORE, the parties hereby agree as follows:

1.1      EXPIRATION TIME

Section 1.1 of the Agreement is hereby amended by adding the following definition of "Expiration Time" as Section 1.1(y), and amending the paragraph reference of each definition in Section 1.1 that follows "Expiration Time" and each cross reference to such definitions contained in the Agreement, accordingly:

         "EXPIRATION TIME" means the close of business on that date which is the earliest date of termination of this Agreement as provided for in
         Section 5.15 or, if this Agreement is confirmed and subsequently reconfirmed pursuant to Section 5.15 at the third and sixth annual meetings following Meridian's annual and special meeting of shareholders in 1999, the close of business on the tenth anniversary of the Effective Time;

1.2      GOVERNING LAW

This amending agreement shall be governed by and construed in accordance with the laws of Ontario applicable to contracts to be made and performed entirely within Ontario.

1.3      EXECUTION IN COUNTERPARTS

This amending agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first written above.


                                             MERIDIAN GOLD INC.


                                             By: /s/ Eden Oliver
                                                -------------------------------


                                             THE TRUST COMPANY OF
                                             BANK OF MONTREAL


                                             By: /s/ Carmela Ristaino
                                                -------------------------------